Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-83782, No. 333-37782 and No. 333-112352) of Senetek PLC of our report dated March 7, 2005, except for Note 15d, which is as of March 24, 2005, relating to the consolidated financial statements and financial statements schedule, which appears in this Form 10-K.

/s/    BDO Seidman, LLP

San Francisco, California

April 9, 2007